CUSIP No. 584404107

                                                                                                                                                EXHIBIT V

Transactions in the Class A Common Stock ($5.00 Par Value Per Share)

of

Media General, Inc.

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

12/05/2008	(50,344)	$1.5500
12/05/2008	(84,338)	$1.4507
12/05/2008	(249,212)	$1.5500
12/08/2008	(103,784)	$1.7629
12/08/2008	(5,525)	$1.7704

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

12/05/2008	(47,440)	$1.4507
12/05/2008	(171,444)	$1.5500
12/08/2008	(59,398)	$1.7629
12/08/2008	(2,975)	$1.7704